Exhibit 23.3

CONSENT OF LAROCHE PETROLEUM CONSULTANTS, LTD. We hereby consent to the use of the name LaRoche Petroleum Consultants, Ltd., to references to LaRoche Petroleum Consultants, Ltd. as independent petroleum engineers, and to the inclusion of information contained in our First May 2012 Barnett Acquisition and Second May 2012 Barnett Acquisition reports, prepared as of December 31, 2012, in the sections “Business,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supplemental Oil and Gas Data (Unaudited)” in the KKR Financial Holdings LLC Annual Report on Form 10-K for the year ended December 31, 2012, (the “10-K”) and in its registration statement (No. 333167479) on Form S-3. We further consent to the inclusion of our Letter Reports dated February 14 and 15, 2013 as Exhibit 99.1 in the 10-K. LAROCHE PETROLEUM CONSULTSNTS, LTD. By: William M. Kazmann, Senior Partner February 22, 2013